Exhibit 8.2

NELSON MULLINS RILEY & SCARBOROUGH LLP ATTORNEYS AND COUNSELORS AT LAW
104 South Main Street | Ninth Floor Greenville, SC 29601 T 864.250.2300 F 864.232.2925 nelsonmullins.com

October 15, 2019

Highlands Bankshares, Inc.

340 West Main Street

Abingdon, Virginia 24210

Re:	First Community Bankshares, Inc. / Highlands Bankshares, Inc. Merger
Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Highlands Bankshares, Inc., a Virginia corporation (“Highlands”), in connection with the merger, as described in the Agreement and Plan of Merger, dated as of September 11, 2019, as such agreement may be modified from time to time (the “Merger Agreement”), by and among Highlands and First Community Bankshares, Inc., a Virginia corporation (“First Community”). Pursuant to the Merger Agreement, Highlands will merge with and into First Community with First Community as the surviving corporation (the “Merger”). The time at which the Merger becomes effective is hereafter referred to as the “Effective Time.” This opinion is being delivered in connection with the registration statement on Form S-4 (the “Registration Statement”), which includes the proxy statement/prospectus of Highlands and First Community with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, on the date hereof and to which this opinion is an exhibit. For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement.

We have examined (i) the Merger Agreement, (ii) the Registration Statement, and (iii) the representation letters of First Community and Highlands delivered to us in connection with this opinion (the “Representation Letters”). In addition, we have examined, and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering this opinion, we have assumed, with your permission, that (i) the Merger will be effected in accordance with the provisions of the Merger Agreement, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) the representations made by First Community and Highlands in their respective Representation Letters are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iv) any representations made in the Merger Agreement or the Representation Letters “to the knowledge of”, or based on the belief of First Community and Highlands or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification, and (v) the Merger will be reported by First Community and Highlands on their respective federal income tax returns in a manner consistent with the opinion set forth herein. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement.

Highlands Bankshares, Inc.
October 15, 2019

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations issued thereunder, Internal Revenue Service pronouncements and judicial decisions, all as in effect on the date hereof. These authorities are subject to change and any such change may be applied retroactively, and we can provide no assurance as to the effect that any change may have on the opinion that we have expressed below. An opinion of counsel is not binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or a court would not take a contrary position with respect to the conclusion set forth below.

Based upon the forgoing, and subject to the qualifications, assumptions and limitations stated herein, (i) we are of the opinion that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) we hereby confirm that the discussion set forth in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Merger,” to the extent that such discussion relates to matters of United States federal income tax law, is our opinion as to the material United States federal income tax consequences of the Merger.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation. We do not express any opinion herein concerning any law other than the federal income tax law of the United States.

This opinion is only being furnished to Highlands and its shareholders in connection with the filing of the Registration Statement, is solely for their benefit in connection therewith and may not be used or relied upon for any other purpose, and may not be circulated, quoted, or otherwise referenced for any purpose whatsoever without our express written consent. We hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement and to the references to our firm name therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ NELSON MULLINS RILEY & SCARBOROUGH LLP